CERTIFICATE OF AMENDMENT
OF
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
DENBURY RESOURCES INC.
May 22, 2019
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
Denbury Resources Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing an amendment of the Second Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) declaring such amendment to be advisable and submitting such amendment to the stockholders of the Corporation for consideration thereof.
SECOND: That thereafter, an annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the first sentence of the first paragraph of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 775,000,000 shares, consisting of: (i) 750,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), and (ii) 25,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).”
(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Corporation, as of the date first written above.

DENBURY RESOURCES INC.
By:    /s/ James S. Matthews
Name:    James S. Matthews

Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary